EXHIBIT 99.1

Tech Data Corporation Reports Third-Quarter Fiscal 2013 Results

Solid European Execution and Capital Structure Enhancements Minimize EPS Impact of Americas' Operating Performance

CLEARWATER, Fla., Nov. 20, 2012 (GLOBE NEWSWIRE) -- Tech Data Corporation, a leading distributor of IT products, today announced results for the third quarter ended October 31, 2012.

Results At A Glance
($ in millions, except per share amounts)	Three months ended October 31, 2012	Three months ended October 31, 2011	Nine months ended October 31, 2012	Nine months ended October 31, 2011

Net sales	$ 6,040.6	$ 6,594.0	$ 17,897.6	$ 19,375.6
Operating income	$ 69.5	$ 89.6	$ 209.7	$ 244.0
Operating margin	1.15%	1.36%	1.16%	1.26%
Net income attributable to shareholders of Tech Data Corporation	$ 45.9	$ 53.5	$ 132.0	$ 152.3
Net income per diluted share attributable to shareholders of Tech Data Corporation	$ 1.21	$ 1.26	$ 3.34	$ 3.37

Net sales for the third quarter ended October 31, 2012 were $6.04 billion, a decrease of 8 percent from $6.59 billion in the prior-year third quarter. The weakening of certain foreign currencies against the U.S. dollar negatively impacted the year-over-year net sales comparison by approximately 5 percentage points. In the first quarter of fiscal 2013, the company prospectively revised its presentation of sales of vendor warranty services and certain fulfillment contracts such that they are now reflected on an agency basis as net fees as opposed to net sales and cost of products sold. These items would have contributed approximately $215 million of net sales in the third quarter, which negatively impacted the year-over-year net sales comparison by approximately 3 percentage points. This change had no impact on gross profit dollars, operating income dollars, net income dollars or earnings per share for any period reported, but positively impacted the gross margin and operating margin percentages in the third quarter of fiscal 2013 by approximately 17 and 4 basis points, respectively. Also included in prior year net sales is approximately $52 million related to the in-country operations of Brazil and Colombia, which the company exited at the end of fiscal 2012. Excluding the impact of the above factors, net sales increased approximately 1 percent.

Operating income for the third quarter was $69.5 million or 1.15 percent of net sales. This compared to operating income of $89.6 million or 1.36 percent of net sales in the prior-year third quarter. The year-over-year decline in operating income is attributable to the impact on gross profit of competitive pricing, product mix and certain vendor programs in both regions. Operating income in the Americas region was also impacted by a shortfall in sales and gross profit resulting from a loss of market share in the U.S. following the implementation of certain SAP modules during the second quarter.

Third-quarter net income attributable to shareholders of Tech Data Corporation was $45.9 million or $1.21 per diluted share compared to $53.5 million or $1.26 per diluted share in the prior-year period. The year-over-year decline is primarily attributable to the aforementioned items, partially offset by lower interest expense and lower non-controlling interest resulting from the acquisition of the company's European mobility joint venture partner's 50 percent interest in September. A lower average share count attributable to the company's share repurchases further lessened the impact of the reduced operating results on earnings per share.

"During our third quarter we continued to face weak macro-economic environments and slowing demand, as well as challenges in our U.S. operations following the implementation of certain SAP modules in the second quarter. Our worldwide operating performance, which fell short of our plan and prior year, reflects the ongoing impact of these challenges," said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. "Despite a difficult economy, our European region, on a euro basis, delivered higher sales and improved operating income. And while Europe's positive results did not completely offset the Americas shortfall, recent investments and capital structure enhancements enabled us to minimize the impact to earnings per share. During the quarter, we completed the buyout of our European mobility joint venture, now branded Tech Data Mobile; and on November 1, we closed on the acquisition of several distribution companies belonging to Specialist Distribution Group (SDG), a leading distributor of enterprise and broadline IT products in the UK, France and the Netherlands. Both of these transactions support our diversification strategy and highlight our commitment to delivering improved earnings to our shareholders."

Third-Quarter Financial Highlights

  Net sales in the Americas (including North America and South America) were $2.37 billion (39 percent of worldwide net sales), a decrease of 15 percent from the prior-year third quarter. The change in presentation of vendor warranty services and certain fulfillment contracts reduced the Americas' third-quarter fiscal 2013 net sales by approximately $101 million. Included in the Americas' prior year net sales is approximately $52 million related to the in-country operations of Brazil and Colombia, which the company exited at the end of fiscal 2012. Excluding the impact of these factors, as well as the translation effect of certain foreign currencies, the Americas' net sales decreased approximately 10 percent. This decrease was attributable to general market conditions and the loss of market share in the U.S. following the implementation of certain SAP modules during the second quarter.
  Net sales in Europe totaled $3.67 billion (61 percent of worldwide net sales), representing a decrease of 4 percent (an increase of approximately 5 percent on a euro basis), from the prior-year third quarter. The change in presentation of vendor warranty services and certain fulfillment contracts reduced Europe's third-quarter fiscal 2013 net sales by approximately $113 million (approximately 88 million euros). Excluding the impact of this change, Europe's net sales decreased approximately 1 percent (increased approximately 8 percent on a euro basis). The year-over-year increase in euros is primarily attributable to product diversification and strong execution.
  Gross margin was 5.10 percent compared to 5.23 percent in the prior-year third quarter. The change in presentation of vendor warranty services and certain fulfillment contracts increased gross margin by approximately 17 basis points. The decrease in gross margin was attributable to competitive pricing, product mix and certain vendor programs in both regions. In addition, gross margin was negatively impacted by the company's implementation of certain SAP modules in the U.S. during the second quarter.
  Selling, general and administrative expenses (SG&A) were $238.7 million or 3.95 percent of net sales compared to $255.2 million, or 3.87 percent of net sales in the prior-year third quarter. The decrease in SG&A expenses was primarily attributable to a weaker euro and lower expenses resulting from the exit of in-country operations in Brazil and Colombia at the end of fiscal 2012. The change in presentation of vendor warranty services and certain fulfillment contracts increased SG&A as a percentage of sales in the third quarter of fiscal 2013 by approximately 13 basis points.
  The Americas region's operating income for the third quarter was $33.7 million or 1.43 percent of net sales compared to $52.6 million or 1.89 percent of net sales in the prior-year third quarter. The change in presentation of vendor warranty services and certain fulfillment contracts increased the Americas' operating income as a percent of net sales in the third quarter of fiscal 2013 by approximately 6 basis points. The year-over-year decline is attributable to the sales decline, competitive pricing, product mix and certain vendor programs, as well as the implementation of certain SAP modules in the U.S. during the second quarter.
  The European region's operating income for the third quarter was $39.4 million or 1.07 percent of net sales compared to $39.7 million or 1.04 percent of net sales in the prior-year third quarter. The change in presentation of vendor warranty services and certain fulfillment contracts increased Europe's operating income as a percent of net sales in the third quarter of fiscal 2013 by approximately 3 basis points.
  Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company's segment reporting (see "Supplementary Information" table attached). Stock-based compensation expense for the third quarter was $3.6 million, compared to $2.7 million in the prior-year third quarter.
  Cash provided by operations during the third quarter totaled $33.1 million.

Nine-Month Results

Net sales for the nine-month period ended October 31, 2012 were $17.9 billion, a decrease of 8 percent from $19.4 billion for the nine-month period ended October 31, 2011. The weakening of certain foreign currencies against the U.S. dollar negatively impacted the year-over-year nine-month period net sales comparison by approximately 6 percentage points. The change in presentation of vendor warranty services and certain fulfillment contracts reduced net sales for the nine-month period ended October 31, 2012 by approximately $606 million. This change had no impact on gross profit dollars, operating income dollars, net income dollars or earnings per share for any period reported, but positively impacted the gross margin and operating income margin percentages for the nine-month period by approximately 17 and 4 basis points, respectively. Also included in prior year net sales for the nine-month period is approximately $254 million related to the in-country operations of Brazil and Colombia, which the company exited at the end of fiscal 2012. Excluding the impact of the above factors, net sales increased approximately 2 percent.

On a regional basis, the Americas represented 40 percent of net sales, decreasing 11 percent to $7.22 billion from $8.09 billion for the prior-year period. The change in presentation of vendor warranty services and certain fulfillment contracts reduced the Americas' net sales for the nine-month period ended October 31, 2012 by approximately $298 million. Included in the Americas' prior year net sales for the nine-month period ended October 31, 2011 is approximately $254 million related to the in-country operations of Brazil and Colombia, which the company exited at the end of fiscal 2012. Excluding the impact of these factors, as well as the translation effect of certain foreign currencies, the Americas' net sales for the nine-month period ended October 31, 2012 decreased approximately 4 percent.

Europe represented 60 percent of net sales, decreasing 5 percent (increasing 4 percent on a euro basis) to $10.68 billion from $11.28 billion for the nine-month period ended October 31, 2011. The change in presentation of vendor warranty services and certain fulfillment contracts reduced Europe's net sales for the nine-month period ended October 31, 2012 by approximately $308 million (approximately 240 million euros). Excluding the impact of this change, Europe's net sales decreased approximately 3 percent (increased approximately 7 percent on a euro basis).

For the nine-month period ended October 31, 2012, the company recorded operating income of $209.7 million, or 1.16 percent of net sales, compared with operating income of $244.0 million, or 1.26 percent of net sales, in the prior-year period. The company recorded net income attributable to shareholders of Tech Data Corporation of $132.0 million, or $3.34 per diluted share, for the nine-month period ended October 31, 2012. This compared to net income attributable to shareholders of Tech Data Corporation of $152.3 million, or $3.37 per diluted share, in the prior-year period.

Business Outlook

For the fourth quarter of fiscal year 2013, on a reported basis, the company expects year-over-year, low single-digit sales growth and sequential improvement in gross and operating margins. In Europe, excluding the impact of SDG which was acquired November 1, 2012, the company expects year-over-year sales growth of low single digits, in euros. In the Americas, the company expects a year-over-year, low double-digit sales decline due to the continued impact of the implementation of certain SAP modules in the U.S. during the second quarter, and the exit of Brazil and Colombia at the end of fiscal 2012. All year-over-year comparisons are also impacted by the fiscal 2013 change in presentation of vendor warranty services and certain fulfillment contracts, as well as general market conditions. The company estimates the average U.S. dollar to euro currency exchange rate to be $1.28 to €1.00 for the fourth quarter of fiscal year 2013.

Webcast Details

Tech Data will discuss its third-quarter results on a conference call today at 9:00 a.m. (ET). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com/investor. The webcast will be available for replay for three months.

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles ("GAAP"). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, exclude restructuring charges, certain consulting costs, impairment charges, certain changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data's website at www.techdata.com/investor.

Cautionary Statement

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: global economic and political instability, competition, narrow margins, dependence on information systems, acquisitions and divestitures, exposure to natural disasters, war and terrorism, dependence on independent shipping companies, impact of policy changes, labor strikes, risk of declines in inventory value, product availability, vendor terms and conditions, loss of significant customers, customer credit exposure, need for liquidity and capital resources, fluctuations in interest rates, foreign currency exchange rates, exposure to foreign markets, international operations, changes in income tax and other regulatory legislation, potential adverse effects of litigation or regulatory enforcement action, changes in accounting rules, and the volatility of common stock price. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of November 20, 2012. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (Nasdaq:TECD) is one of the world's largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 125,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users.  Tech Data generated $26.5 billion in net sales for the fiscal year ended January 31, 2012 and is ranked 109th on the Fortune 500®.  To learn more, visit www.techdata.com.

The Tech Data Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10666

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	October 31,		October 31,
	2012	2011	2012	2011
Net sales	$ 6,040,556	$ 6,593,983	$17,897,617	$19,375,572
Cost of products sold	5,732,295	6,249,236	16,967,895	18,356,525
Gross profit	308,261	344,747	929,722	1,019,047
Selling, general and administrative expenses	238,715	255,178	720,027	775,020
Operating income	69,546	89,569	209,695	244,027
Interest expense	4,359	8,378	10,850	25,108
Other expense, net	2,044	428	4,566	882
Income before income taxes	63,143	80,763	194,279	218,037
Provision for income taxes	16,122	23,600	55,446	60,398
Consolidated net income	47,021	57,163	138,833	157,639
Net income attributable to noncontrolling interest	(1,123)	(3,644)	(6,785)	(5,312)
Net income attributable to shareholders of Tech Data Corporation	$ 45,898	$ 53,519	$ 132,048	$ 152,327

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$ 1.22	$ 1.27	$ 3.37	$ 3.42
Diluted	$ 1.21	$ 1.26	$ 3.34	$ 3.37
Weighted average common shares outstanding:
Basic	37,765	42,104	39,234	44,602
Diluted	38,025	42,554	39,546	45,157

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)

	October 31,	January 31,
	2012	2012
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$ 515,788	$ 505,178
Accounts receivable, net	2,781,490	2,871,243
Inventories	2,025,424	1,802,976
Prepaid expenses and other assets	206,095	202,505
Total current assets	5,528,797	5,381,902
Property and equipment, net	83,049	88,595
Other assets, net	310,471	314,921
Total assets	$5,922,317	$5,785,418

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,111,391	$3,042,809
Accrued expenses and other liabilities	469,171	551,280
Revolving credit loans and current maturities of long-term debt	65,848	48,490
Total current liabilities	3,646,410	3,642,579
Long-term debt	354,267	57,253
Other long-term liabilities	86,780	83,438
Total liabilities	4,087,457	3,783,270
Equity attributable to shareholders of Tech Data Corporation	1,834,860	1,973,823
Noncontrolling interest	--	28,325
Total equity	1,834,860	2,002,148
Total liabilities and equity	$5,922,317	$5,785,418

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED)
($'s in thousands)

	Three months ended October 31, 2012		Three months ended October 31, 2011
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$ 33,747	1.43%	$ 52,638	1.89%
Europe	39,445	1.07%	39,718	1.04%
Stock-based compensation	(3,646)	(0.06)%	(2,787)	(0.04)%
Worldwide total	$ 69,546	1.15%	$ 89,569	1.36%

	Nine months ended October 31, 2012		Nine months ended October 31, 2011
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$ 114,346	1.58%	$ 148,146	1.83%
Europe	105,677	0.99%	103,850	0.92%
Stock-based compensation	(10,328)	(0.06)%	(7,969)	(0.04)%
Worldwide total	$ 209,695	1.16%	$ 244,027	1.26%

Return on Invested Capital (ROIC)
($'s in millions)

	Twelve months ended	Twelve months ended
	October 31, 2012	October 31, 2011
Net Operating Profit After Tax (NOPAT):
Operating Income(1)	$ 322	$ 362
Tax Provision	88	97
NOPAT(1)	$ 234	$ 265

Average Invested Capital:
Short-term debt (5-qtr average)	$ 119	$ 364
Long-term debt (5-qtr average)	117	128
Shareholders' Equity (5-qtr average)	1,954	2,140
Total average capital	2,190	2,632
Less: Cash (5-qtr average)(2)	(514)	(751)
Average invested capital less average cash	$ 1,676	$ 1,881
ROIC -- as reported	14%	14%

(1) Excludes a $28.3 million charge recorded in Q4 FY'12 for loss on disposal of subsidiaries related to the company's exit of its operations in Brazil and Colombia.
(2) As adjusted for the company's change in accounting for book overdrafts.
CONTACT: Jeffery P. Howells, Executive Vice President
         and Chief Financial Officer
         727-538-7825 (jeff.howells@techdata.com)
         or
         Arleen Quinones, Director, Investor Relations
         and Shareholder Services
         727-532-8866 (arleen.quinones@techdata.com)